Exhibit 99.1
News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
April 19, 2013

SunTrust Reports First Quarter 2013 Results
Credit Quality Improvement and Significant Expense Declines Drove Earnings Per Share of $0.63
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $340 million, or $0.63 per average common diluted share, for the first quarter of 2013. This compares to earnings per share of $0.46 in the first quarter of last year and $0.65 per share in the fourth quarter of 2012.

"First quarter 2013 earnings were notably higher than last year," said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc.  “Our expenses declined meaningfully, not only related to the continued abatement of cyclically high costs, but also as a direct result of our concerted efforts to improve our efficiency.” Mr. Rogers noted that the efficiency ratio declined over five percentage points from last year and was also down from last quarter, despite lower revenue associated with mortgage production income and the effects of seasonality in other categories.

First Quarter 2013 Financial Highlights
Income Statement

•	Continued expense reductions and improvement in credit quality drove net income available to common shareholders of $340 million, or $0.63 per average common diluted share.

•	Revenue, excluding securities gains, decreased 8% and 4% compared to the prior quarter and the first quarter of last year, respectively, due to declines in both net interest and noninterest income.

•
Net interest income declined due to net interest margin compression of 3 and 16 basis points compared to the prior quarter and the first quarter of last year, respectively, as the decline in earning asset yields outpaced the decline in interest-bearing liability costs.

•
Noninterest income decreased from the prior quarter due to lower mortgage production income. Investment banking income also declined, as the seasonally lower first quarter followed a record fourth quarter.

•
Noninterest expense decreased 10% and 12% compared to the prior quarter and the first quarter of last year, respectively, on broad based reductions across most categories. Expenses were at their lowest level in three years.

Balance Sheet

•
Average loans decreased 1% compared to both the prior quarter and the first quarter of last year. The decreases were predominantly related to declines in residential real estate and government guaranteed student loans, which were substantially offset by targeted growth in commercial and industrial loans.

•
Average client deposits were essentially flat on a sequential quarter basis and increased 1% compared to the first quarter of last year. In both periods, we experienced a shift out of higher cost time deposits into lower cost deposit products.

Capital

•	Estimated capital ratios continued to be well above current regulatory requirements. The Tier 1 common equity ratio increased to an estimated 10.10%, up from 10.04% at year end.

•
During the quarter, the Company announced capital plans that included up to $200 million of common share repurchases by the end of the first quarter of 2014. Additionally, the Company's Board of Directors will consider in its upcoming meeting a $0.05 per share increase in the quarterly common stock dividend.

Asset Quality

•
The overall risk profile of the balance sheet continued to improve. Nonperforming loans decreased 5% during the quarter and were 1.21% of total loans at March 31, 2013, compared to 1.27% at year end and 2.16% a year ago.

•
Annualized net charge-offs decreased to 0.76% of average loans compared to 1.30% and 1.38% in the prior quarter and the first quarter of last year, respectively. Current quarter net charge-offs were at their lowest level in five years.

•	The provision for credit losses declined approximately 35% compared to both the prior quarter and the first quarter of last year.

Income Statement (presented on a fully taxable-equivalent basis)	1Q 2012	4Q 2012	1Q 2013
(Dollars in millions, except per share data)
Net income available to common shareholders	$245	$350	$340
Earnings per average common diluted share	0.46	0.65	0.63
Total revenue	2,218	2,291	2,114
Total revenue, excluding net securities gains/losses	2,200	2,290	2,112
Net interest income	1,342	1,276	1,251
Provision for credit losses	317	328	212
Noninterest income	876	1,015	863
Noninterest expense	1,541	1,510	1,363
Net interest margin	3.49%	3.36%	3.33%

Balance Sheet
(Dollars in billions)
Average loans	$122.5	$121.6	$120.9
Average consumer and commercial deposits	125.8	127.9	127.7

Capital
Tier 1 capital ratio(1)	11.00%	11.13%	11.20%
Tier 1 common equity ratio(1)	9.33%	10.04%	10.10%
Total average shareholders’ equity to total average assets	11.45%	11.82%	12.29%

Asset Quality
Net charge-offs to average loans (annualized)	1.38%	1.30%	0.76%
Allowance for loan losses to period end loans	1.92%	1.80%	1.79%
Nonperforming loans to total loans	2.16%	1.27%	1.21%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.1 billion for the first quarter, a decrease of $177 million compared to the prior quarter. The decline was driven by lower mortgage-related income, record fourth quarter investment banking revenue, and lower net interest income. Total revenue compared to the first quarter of last year decreased $104 million due primarily to lower net interest income.
Net Interest Income
Net interest income was $1.3 billion for the current quarter, a decrease of $25 million from the prior quarter, primarily driven by two fewer days in the current quarter. Net interest income decreased $91 million compared to the first quarter of last year due to lower earning asset yields, which were impacted by a decrease in commercial loan-related swap income and the foregone dividend income related to the third quarter 2012 accelerated termination of the agreements regarding the shares formerly owned in The Coca-Cola Company. These decreases were partially offset by lower deposit rates and a reduction in long-term debt.

Net interest margin for the first quarter was 3.33%, a decrease of 3 basis points from the prior quarter and 16 basis points from the first quarter of last year. On a sequential quarter basis, earning asset yields declined 6 basis points as a result of the continued low interest rate environment. Partially offsetting this decrease was a 2 basis point reduction on interest-bearing liabilities due to modestly lower rates paid on deposits. Compared to the first quarter of last year, the decrease in net interest margin was primarily due to a 34 basis point decrease in loan yields, driven by the continued low interest rate environment and a decrease in commercial loan-related swap income, as well as a 60 basis point decrease in the yield on the investment securities portfolio, approximately 26 basis points of which was due to the forgone dividend income associated with The Coca-Cola Company stock. These decreases were partially offset by a 25 basis point decline in rates paid on interest-bearing liabilities, primarily related to time deposits and long-term debt.
Noninterest Income
Total noninterest income was $863 million for the current quarter compared to $1,015 million for the prior quarter and $876 million for the first quarter of last year. The $152 million sequential quarter decrease was largely driven by lower mortgage and capital markets-related revenue, as well as a reduction in certain other categories due to fewer business days in the current quarter. Compared to the first quarter of last year, the $13 million decrease was primarily driven by reductions in mortgage servicing related income, securities gains, and trading income and was largely offset by a lower mortgage repurchase provision.

Mortgage production income for the current quarter was $159 million compared to $241 million for the prior quarter and $63 million for the first quarter of last year. The $82 million sequential quarter decrease was primarily driven by declines in margins. Partially offsetting the decline was higher origination fees due to the 11% increase in loan production volume as compared to prior quarter. Relative to the first quarter of last year, mortgage production income increased $96 million due to the $161 million decline in the mortgage repurchase provision, partially offset by reduced margins. At March 31, 2013, the reserve for mortgage repurchases totaled $513 million, a decrease of $119 million from the prior quarter as resolution activity on outstanding repurchase requests increased during the current quarter. Consistent with prior expectations, repurchase demands increased in the current quarter compared to recent quarters, while full file requests - a leading indicator of future demands - decreased.
Mortgage servicing income was $38 million for the current quarter compared to $45 million for the prior quarter and $81 million for the first quarter of last year. The $7 million sequential quarter decrease was due to lower servicing fees resulting from a decline in the mortgage servicing portfolio. The $43 million decrease compared to the first quarter of last year was due to lower servicing fees and less favorable net hedge performance. At March 31, 2013, the servicing portfolio was $142 billion compared to $155 billion at March 31, 2012, with the decline driven by the elevated level of refinance volume and the sales of certain loans in the portfolio.
Investment banking income was $68 million for the current quarter compared to $112 million in the prior quarter and $71 million in the first quarter of last year. The sequential quarter decrease was due to the record fourth quarter, which included an accelerated level of deal activity at year end, whereas the current quarter experienced seasonally lower levels of activity, most notably in loan syndications and high yield bond originations.
Trading income was $42 million for the current quarter compared to $65 million for the prior quarter and $57 million for the first quarter of last year. The $23 million sequential quarter decrease was largely attributable to reduced trading-related litigation reserves recognized in the previous quarter. The $15 million decline in trading income compared to the first quarter of last year was largely driven by an addition to our counterparty valuation reserve in the current quarter. Mark-to-market valuation losses on the Company's fair value debt and index-linked CDs were $24 million in the current quarter, which was approximately equal to the losses experienced during the first and fourth quarters of last year.
Other noninterest income for the current quarter was $44 million compared to $18 million for the prior quarter and $57 million for the first quarter of last year. The $26 million sequential quarter increase was primarily due to $25 million of net losses recognized from the sales of loans in the prior quarter. The $13 million decrease from the first quarter of last year was primarily due to lower gains from the sales of leases.
Noninterest Expense
Noninterest expense was $1.4 billion for the current quarter, a sequential quarter decrease of $147 million, or 10%, and a decline from the prior year of $178 million, or 12%. The declines from both periods were broad-based, reflecting the Company's continued expense reduction initiatives and the abatement of cyclically high costs.
Employee compensation and benefits expense was $759 million in the current quarter, up $21 million on a sequential quarter basis, primarily due to an approximate $35 million seasonal increase in employee benefits. The higher benefits expense was partially offset by a decrease in salaries, attributable to a reduction in full-time equivalent employees during the quarter, and lower incentive compensation. Compared to the first quarter of last year, employee compensation and benefits expense decreased $38 million, largely attributable to the reduction in full-time equivalent employees, as well as lower incentive compensation.
Operating losses were $39 million in the current quarter, a decrease of $38 million compared to the prior quarter and $21 million compared to the first quarter of last year. On a sequential quarter basis, the decline was primarily due to the $32 million fourth quarter expense related to the Acceleration and Remediation Agreement with the Federal Reserve Board and the Office of the Comptroller of the Currency regarding the Independent Foreclosure Review. The decrease compared to the first quarter of last year was driven by declines in litigation-related expenses and mortgage servicing-related compensatory fees.
Marketing and customer development expense was $30 million in the current quarter. This was a $20 million decline on a sequential basis due to seasonality and a modest increase compared to the first quarter of last year.

Other noninterest expense was $163 million, a decrease of $98 million from the prior quarter and $122 million from the first quarter of last year. The sequential quarter decline was largely driven by reductions in legal and consulting expenses, credit-related expenses (which are comprised of other real estate expenses and credit and collection costs), and franchise taxes. The decrease compared to the first quarter of last year was primarily due to reductions in credit-related, severance, and legal and consulting expenses.

Income Taxes
For the current quarter, the Company recorded an income tax provision of $151 million compared to $62 million for the prior quarter and $69 million for the first quarter of last year. The effective tax rate was 30% for the current quarter compared to 15% for the prior quarter and 22% for the first quarter of last year. The increase in the effective tax rate from the prior quarter was primarily due to the favorable impact of certain discrete tax items during the fourth quarter. The effective tax rate increase compared to the first quarter of last year was due to higher pre-tax earnings in the current quarter.
Balance Sheet
At March 31, 2013, the Company had total assets of $172 billion and shareholders’ equity of $21 billion, representing 12% of total assets. Book value and tangible book value per common share increased compared to December 31, 2012, and were $37.89 and $26.33, respectively.
Loans
For the current quarter, average performing loans were $119.4 billion, a decrease of $0.6 billion, or 1%, from the prior quarter driven by declines in government guaranteed student and residential real estate loans, partially offset by increases in C&I and indirect auto loans. Average loans decreased $1.7 billion, or 1%, compared to the first quarter of last year. The decline was due to government guaranteed student and mortgage loans, which decreased $1.9 billion and $2.4 billion, respectively, due to sales during 2012. Home equity loans also decreased $0.9 billion due to continued loan payoffs. Partially offsetting these decreases was an increase in C&I loans, which increased $4.2 billion, or 9%.

Securities Available for Sale
For the current quarter, the securities available for sale portfolio averaged $23.3 billion, an increase of $1.7 billion from the prior quarter and a decrease of $4.3 billion from the first quarter of last year. The increase compared to the prior quarter was primarily the result of increased holdings of U.S. Treasury and government agency securities, as we opportunistically reinvested the proceeds from fourth quarter loan sales. The investment portfolio declined from the first quarter of last year due to the aforementioned transaction regarding The Coca-Cola Company stock, as well as reduced holdings of government agency mortgage-backed securities.
Deposits
Average consumer and commercial deposits for the current quarter were $127.7 billion compared to $127.9 billion for the prior quarter and $125.8 billion for the first quarter of last year. The slight decrease during the current quarter was driven by a seasonal decline of $1.3 billion, or 3%, in demand deposits and a decrease of $0.6 billion, or 4%, in time deposits. These decreases were predominantly offset by increases of $0.8 billion, or 3%, in interest bearing transaction accounts, $0.5 billion, or 1%, in money market accounts, and $0.3 billion, or 6%, in savings accounts. The $1.8 billion, or 1%, increase compared to the first quarter of last year was driven by the favorable shift during 2012 toward lower-cost accounts as average demand deposits increased $2.7 billion, or 8%, interest bearing transaction accounts increased $1.1 billion, or 4%, money market accounts increased $0.5 billion, or 1%, and savings accounts increased $0.7 billion, or 14%. The growth in these categories was partially offset by a decrease of $3.2 billion, or 18%, in higher-cost time deposits.

Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios increasing to an estimated 11.20% and 10.10%, respectively, at March 31, 2013. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.29% and 9.00%, respectively, at March 31, 2013, each increasing from the prior quarter and first quarter of last year. The Company continues to have substantial available liquidity provided in the form of its client deposit base and other available funding resources, as well as its portfolio of high-quality government-backed securities and cash.
During the first quarter, the Company announced capital plans in conjunction with the 2013 CCAR process and the completion of the Federal Reserve's review of the Company's capital plan. The Company plans to repurchase up to $200 million of its common stock between the second quarter of 2013 and the first quarter of 2014. Additionally, it plans to increase its quarterly common stock dividend to $0.10 per common share from the current $0.05 per common share, and maintain dividend payments on the Company's preferred stock. The Company's Board of Directors is expected to consider the common stock dividend increase and preferred stock dividend payments at its upcoming Board meeting. The Board of Directors had previously authorized the share repurchase, subject to the non-objection of the Company's capital plan by the Federal Reserve.
Asset Quality
Asset quality continued to improve during the quarter, including further decreases in nonperforming loans and nonperforming assets. Nonperforming loans totaled $1.5 billion at March 31, 2013, down $80 million, or 5%, relative to year end, led by decreases in residential loans. Compared to a year ago, nonperforming loans decreased $1.2 billion, or 45%, with reductions across all loan categories, most significantly nonguaranteed residential mortgages, commercial real estate, and commercial construction. At March 31, 2013, the percentage of nonperforming loans to total loans was 1.21%, down from 1.27% and 2.16% at the end of the fourth and first quarters of last year, respectively. Other real estate owned totaled $223 million at the end of the current quarter, down 16% since year end and down 46% since a year ago.
Net charge-offs were $226 million during the current quarter compared to $398 million for the prior quarter and $422 million for the first quarter of last year. The prior quarter net charge-offs included $79 million related to discharged Chapter 7 bankruptcy loans and $39 million associated with nonperforming loan sales. The decrease in net charge-offs from the prior year was driven primarily by residential and commercial loans.
The ratio of annualized net charge-offs to total average loans was 0.76% for the current quarter, 1.30% for the prior quarter, and 1.38% for the first quarter of last year. Net charge-offs resulting from the sale of nonperforming loans and Chapter 7 bankruptcy loans added 38 basis points to the prior quarter ratio. The ratio of annualized net charge-offs to total loans ended the current quarter at its lowest level since the first quarter of 2008. The provision for credit losses was $212 million, which decreased $116 million and $105 million from the prior quarter and the first quarter of last year, respectively.
At March 31, 2013, the allowance for loan losses was $2.2 billion and represented 1.79% of total loans, down one basis point from December 31, 2012. Excluding government guaranteed loans, the allowance for loan losses was 1.93% of total loans. The $22 million decrease in the allowance for loan losses during the current quarter was primarily the result of the decrease in total loans and is also reflective of continued improvement in asset quality.
Early stage delinquencies decreased 15 basis points from the end of the prior year to 0.78% at March 31, 2013. The decrease was primarily due to residential and consumer loans. Excluding government-guaranteed loans, early stage delinquencies were 0.41%, a decrease of seven basis points from December 31, 2012.
Accruing restructured loans totaled $2.5 billion, and nonaccruing restructured loans totaled $0.7 billion at March 31, 2013. $2.9 billion of restructured loans related to residential loans, $0.2 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.
Conference Call
SunTrust management will host a conference call on April 19, 2013, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q13). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q13). A replay of the call will be available approximately one hour after the call ends on April 19, 2013, and will remain available until May 19, 2013, by dialing 1-866-454-2124 (domestic) or 1-203-369-1243 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of April 19, 2013, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.
This news release contains forward-looking statements. Statements regarding potential share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,”

“estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31%
	2013	2012	Change
EARNINGS & DIVIDENDS
Net income	$352	$250	41%
Net income available to common shareholders	340	245	39
Total revenue - FTE [1,2]	2,114	2,218	(5)
Total revenue - FTE excluding securities gains, net [1,2]	2,112	2,200	(4)
Net income per average common share
Diluted	0.63	0.46	37
Basic	0.64	0.46	39
Dividends paid per common share	0.05	0.05	—
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,808	$176,855	(3)%
Earning assets	152,471	154,623	(1)
Loans	120,882	122,542	(1)
Consumer and commercial deposits	127,655	125,843	1
Brokered time and foreign deposits	2,170	2,274	(5)
Total shareholders’ equity	21,117	20,256	4
As of
Total assets	172,435	178,226	(3)
Earning assets	152,783	154,950	(1)
Loans	120,804	122,691	(2)
Allowance for loan and lease losses	2,152	2,348	(8)
Consumer and commercial deposits	127,735	127,718	—
Brokered time and foreign deposits	2,180	2,314	(6)
Total shareholders’ equity	21,194	20,241	5
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.83%	0.57%	46%
Return on average common shareholders’ equity	6.77	4.94	37
Net interest margin [2]	3.33	3.49	(5)
Efficiency ratio [2]	64.46	69.50	(7)
Tangible efficiency ratio [1,2]	64.17	69.02	(7)
Effective tax rate	30.04	21.55	39
Tier 1 common equity [3]	10.10	9.33	8
Tier 1 capital [3]	11.20	11.00	2
Total capital [3]	13.45	13.73	(2)
Tier 1 leverage [3]	9.25	8.77	5
Total average shareholders’ equity to total average assets	12.29	11.45	7
Tangible equity to tangible assets [1]	9.00	8.14	11

Book value per common share	$37.89	$37.11	2
Tangible book value per common share [1]	26.33	25.49	3
Market price:
High	29.98	24.93	20
Low	26.93	18.07	49
Close	28.81	24.17	19
Market capitalization	15,563	13,005	20
Average common shares outstanding (000s)
Diluted	539,862	536,407	1
Basic	535,680	533,100	—
Full-time equivalent employees	26,238	28,615	(8)
Number of ATMs	2,882	2,914	(1)
Full service banking offices	1,574	1,651	(5)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
EARNINGS & DIVIDENDS
Net income	$352	$356	$1,077	$275	$250
Net income available to common shareholders	340	350	1,066	270	245
Total revenue - FTE [1,2]	2,114	2,291	3,843	2,246	2,218
Total revenue - FTE excluding securities gains, net [1,2]	2,112	2,290	1,902	2,232	2,200
Net income per average common share
Diluted	0.63	0.65	1.98	0.50	0.46
Basic	0.64	0.66	1.99	0.51	0.46
Dividends paid per common share	0.05	0.05	0.05	0.05	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,808	$174,510	$175,282	$177,915	$176,855
Earning assets	152,471	151,225	153,207	154,890	154,623
Loans	120,882	121,587	124,080	123,365	122,542
Consumer and commercial deposits	127,655	127,907	125,353	125,885	125,843
Brokered time and foreign deposits	2,170	2,266	2,237	2,243	2,274
Total shareholders’ equity	21,117	20,630	20,619	20,472	20,256
As of
Total assets	172,435	173,442	173,181	178,257	178,226
Earning assets	152,783	151,223	152,472	153,939	154,950
Loans	120,804	121,470	121,817	124,560	122,691
Allowance for loan and lease losses	2,152	2,174	2,239	2,300	2,348
Consumer and commercial deposits	127,735	130,180	124,898	126,145	127,718
Brokered time and foreign deposits	2,180	2,136	2,328	2,258	2,314
Total shareholders’ equity	21,194	20,985	20,399	20,568	20,241
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.83%	0.81%	2.45%	0.62%	0.57%
Return on average common shareholders’ equity	6.77	6.86	20.84	5.37	4.94
Net interest margin [2]	3.33	3.36	3.38	3.39	3.49
Efficiency ratio [2]	64.46	65.93	44.90	68.83	69.50
Tangible efficiency ratio [1,2]	64.17	65.63	44.47	68.33	69.02
Effective tax rate	30.04	14.86	33.82	24.85	21.55
Tier 1 common equity [3]	10.10	10.04	9.82	9.40	9.33
Tier 1 capital [3]	11.20	11.13	10.57	10.15	11.00
Total capital [3]	13.45	13.48	12.95	12.84	13.73
Tier 1 leverage [3]	9.25	8.91	8.49	8.15	8.77
Total average shareholders’ equity to total average assets	12.29	11.82	11.76	11.51	11.45
Tangible equity to tangible assets [1]	9.00	8.82	8.48	8.31	8.14

Book value per common share	$37.89	$37.59	$37.35	$37.69	$37.11
Tangible book value per common share [1]	26.33	25.98	25.72	26.02	25.49
Market price:
High	29.98	30.64	30.79	24.83	24.93
Low	26.93	25.30	22.34	20.96	18.07
Close	28.81	28.35	28.27	24.23	24.17
Market capitalization	15,563	15,279	15,232	13,045	13,005
Average common shares outstanding (000s)
Diluted	539,862	539,618	538,699	537,495	536,407
Basic	535,680	535,012	534,506	533,964	533,100
Full-time equivalent employees	26,238	26,778	28,000	28,324	28,615
Number of ATMs	2,882	2,923	2,914	2,906	2,914
Full service banking offices	1,574	1,616	1,633	1,641	1,651

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease) [3]
	March 31
	2013	2012	Amount	%
Interest income	$1,359	$1,534	($175)	(11)%
Interest expense	138	223	(85)	(38)
NET INTEREST INCOME	1,221	1,311	(90)	(7)
Provision for credit losses	212	317	(105)	(33)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,009	994	15	2
NONINTEREST INCOME
Service charges on deposit accounts	160	164	(4)	(2)
Trust and investment management income	124	130	(6)	(5)
Retail investment services	61	59	2	3
Other charges and fees	89	97	(8)	(8)
Investment banking income	68	71	(3)	(4)
Trading income	42	57	(15)	(26)
Card fees [1]	76	79	(3)	(4)
Mortgage production related income	159	63	96	NM
Mortgage servicing related income	38	81	(43)	(53)
Other noninterest income	44	57	(13)	(23)
Net securities gains	2	18	(16)	(89)
Total noninterest income	863	876	(13)	(1)
NONINTEREST EXPENSE
Employee compensation and benefits	759	797	(38)	(5)
Net occupancy expense	89	88	1	1
Outside processing and software	178	176	2	1
Equipment expense	45	45	—	—
Marketing and customer development	30	27	3	11
Amortization/impairment of intangible assets/goodwill	6	11	(5)	(45)
Operating losses	39	60	(21)	(35)
FDIC premium/regulatory exams	54	52	2	4
Other noninterest expense	163	285	(122)	(43)
Total noninterest expense	1,363	1,541	(178)	(12)
INCOME BEFORE PROVISION FOR INCOME TAXES	509	329	180	55
Provision for income taxes	151	69	82	NM
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	358	260	98	38
Net income attributable to noncontrolling interest	6	10	(4)	(40)
NET INCOME	$352	$250	$102	41%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$340	$245	$95	39%
Net interest income - FTE [2]	1,251	1,342	(91)	(7)
Net income per average common share
Diluted	0.63	0.46	0.17	37
Basic	0.64	0.46	0.18	39
Cash dividends paid per common share	0.05	0.05	—	—
Average common shares outstanding (000s)
Diluted	539,862	536,407	3,455	1
Basic	535,680	533,100	2,580	—

1 PIN interchange fees are presented in card fees along with other interchange fee income for the three months ended March 31, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $18 million of PIN interchange fees has been reclassified to card fees for the three months ended March 31, 2012.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	March 31	December 31	Increase/(Decrease) [3]		September 30	June 30	March 31
	2013	2012	Amount	%	2012	2012	2012
Interest income	$1,359	$1,396	($37)	(3)%	$1,445	$1,492	$1,534
Interest expense	138	150	(12)	(8)	174	218	223
NET INTEREST INCOME	1,221	1,246	(25)	(2)	1,271	1,274	1,311
Provision for credit losses	212	328	(116)	(35)	450	300	317
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,009	918	91	10	821	974	994
NONINTEREST INCOME
Service charges on deposit accounts	160	173	(13)	(8)	172	167	164
Trust and investment management income	124	125	(1)	(1)	127	130	130
Retail investment services	61	60	1	2	60	62	59
Other charges and fees	89	97	(8)	(8)	97	111	97
Investment banking income	68	112	(44)	(39)	83	75	71
Trading income	42	65	(23)	(35)	19	70	57
Card fees [1]	76	78	(2)	(3)	74	85	79
Mortgage production related income/(loss)	159	241	(82)	(34)	(64)	103	63
Mortgage servicing related income	38	45	(7)	(16)	64	70	81
Other noninterest income/(loss)	44	18	26	NM	(31)	53	57
Net securities gains	2	1	1	100	1,941	14	18
Total noninterest income	863	1,015	(152)	(15)	2,542	940	876
NONINTEREST EXPENSE
Employee compensation and benefits	759	738	21	3	780	762	797
Net occupancy expense	89	91	(2)	(2)	92	88	88
Outside processing and software	178	183	(5)	(3)	171	180	176
Equipment expense	45	48	(3)	(6)	49	46	45
Marketing and customer development	30	50	(20)	(40)	75	32	27
Amortization/impairment of intangible assets/goodwill	6	7	(1)	(14)	17	11	11
Net loss on extinguishment of debt	—	1	(1)	(100)	2	13	—
Operating losses	39	77	(38)	(49)	71	69	60
FDIC premium/regulatory exams	54	54	—	—	67	60	52
Other noninterest expense	163	261	(98)	(38)	402	285	285
Total noninterest expense	1,363	1,510	(147)	(10)	1,726	1,546	1,541
INCOME BEFORE PROVISION FOR INCOME TAXES	509	423	86	20	1,637	368	329
Provision for income taxes	151	62	89	NM	551	91	69
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	358	361	(3)	(1)	1,086	277	260
Net income attributable to noncontrolling interest	6	5	1	20	9	2	10
NET INCOME	$352	$356	($4)	(1)%	$1,077	$275	$250
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$340	$350	($10)	(3)%	$1,066	$270	$245
Net interest income - FTE [2]	1,251	1,276	(25)	(2)	1,301	1,306	1,342
Net income per average common share
Diluted	0.63	0.65	(0.02)	(3)	1.98	0.50	0.46
Basic	0.64	0.66	(0.02)	(3)	1.99	0.51	0.46
Cash dividends paid per common share	0.05	0.05	—	—	0.05	0.05	0.05
Average common shares outstanding (000s)
Diluted	539,862	539,618	244	—	538,699	537,495	536,407
Basic	535,680	535,012	668	—	534,506	533,964	533,100

1 PIN interchange fees are presented along with other interchange fee income in card fees for the three months ended March 31, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $20 million, $19 million, $19 million, and $18 million of PIN interchange fees has been reclassified to card fees for the three months ended December 31, September 30, June 30, and March 31, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	March 31		Increase/(Decrease)[2]
	2013	2012	Amount	%
ASSETS
Cash and due from banks	$4,787	$5,019	($232)	(5)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,154	941	213	23
Interest-bearing deposits in other banks	21	21	—	—
Trading assets	6,250	6,316	(66)	(1)
Securities available for sale	23,823	27,323	(3,500)	(13)
Loans held for sale	3,193	2,749	444	16
Loans held for investment:
Commercial and industrial	54,343	50,189	4,154	8
Commercial real estate	4,261	4,910	(649)	(13)
Commercial construction	634	1,086	(452)	(42)
Residential mortgages - guaranteed	3,930	6,447	(2,517)	(39)
Residential mortgages - nonguaranteed	23,051	23,653	(602)	(3)
Residential home equity products	14,617	15,472	(855)	(6)
Residential construction	683	924	(241)	(26)
Consumer student loans - guaranteed	5,275	7,186	(1,911)	(27)
Consumer other direct	2,387	2,152	235	11
Consumer indirect	11,009	10,145	864	9
Consumer credit cards	614	527	87	17
Total loans held for investment	120,804	122,691	(1,887)	(2)
Allowance for loan and lease losses	(2,152)	(2,348)	(196)	(8)
Net loans held for investment	118,652	120,343	(1,691)	(1)
Goodwill	6,369	6,344	25	—
Other intangible assets	1,076	1,155	(79)	(7)
Other real estate owned	224	411	(187)	(45)
Other assets	6,886	7,604	(718)	(9)
Total assets[1]	$172,435	$178,226	($5,791)	(3)%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$38,593	$36,771	$1,822	5%
Interest-bearing consumer and commercial deposits:
NOW accounts	26,736	25,502	1,234	5
Money market accounts	42,231	42,683	(452)	(1)
Savings	5,769	5,134	635	12
Consumer time	9,281	11,306	(2,025)	(18)
Other time	5,125	6,322	(1,197)	(19)
Total consumer and commercial deposits	127,735	127,718	17	—
Brokered time deposits	2,080	2,284	(204)	(9)
Foreign deposits	100	30	70	NM
Total deposits	129,915	130,032	(117)	—
Funds purchased	605	908	(303)	(33)
Securities sold under agreements to repurchase	1,854	1,781	73	4
Other short-term borrowings	4,169	6,878	(2,709)	(39)
Long-term debt	9,331	11,894	(2,563)	(22)
Trading liabilities	1,348	1,554	(206)	(13)
Other liabilities	4,019	4,938	(919)	(19)
Total liabilities	151,241	157,985	(6,744)	(4)
SHAREHOLDERS' EQUITY
Preferred stock, no par value	725	275	450	NM
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,132	9,243	(111)	(1)
Retained earnings	11,133	9,198	1,935	21
Treasury stock, at cost, and other	(531)	(699)	(168)	(24)
Accumulated other comprehensive income	185	1,674	(1,489)	(89)
Total shareholders' equity	21,194	20,241	953	5
Total liabilities and shareholders' equity	$172,435	$178,226	($5,791)	(3)%

Common shares outstanding	540,187	538,056	2,131	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	7	3	4	NM
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	9,734	11,865	(2,131)	(18)
1 Includes earning assets of $152,783 and $154,950 at March 31, 2013 and 2012, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	March 31	December 31	Increase/(Decrease)[2]		September 30	June 30	March 31
	2013	2012	Amount	%	2012	2012	2012
ASSETS
Cash and due from banks	$4,787	$7,134	($2,347)	(33)%	$4,655	$5,781	$5,019
Federal funds sold and securities borrowed or purchased under agreements to resell	1,154	1,101	53	5	930	937	941
Interest-bearing deposits in other banks	21	22	(1)	(5)	22	21	21
Trading assets	6,250	6,049	201	3	6,381	6,327	6,316
Securities available for sale	23,823	21,953	1,870	9	21,467	24,409	27,323
Loans held for sale	3,193	3,399	(206)	(6)	5,205	3,123	2,749
Loans held for investment:
Commercial and industrial	54,343	54,048	295	1	52,407	52,030	50,189
Commercial real estate	4,261	4,127	134	3	4,491	4,825	4,910
Commercial construction	634	713	(79)	(11)	808	959	1,086
Residential mortgages - guaranteed	3,930	4,252	(322)	(8)	4,823	5,663	6,447
Residential mortgages - nonguaranteed	23,051	23,389	(338)	(1)	23,925	24,405	23,653
Residential home equity products	14,617	14,805	(188)	(1)	15,019	15,281	15,472
Residential construction	683	753	(70)	(9)	805	853	924
Consumer student loans - guaranteed	5,275	5,357	(82)	(2)	5,823	7,248	7,186
Consumer other direct	2,387	2,396	(9)	—	2,341	2,225	2,152
Consumer indirect	11,009	10,998	11	—	10,781	10,506	10,145
Consumer credit cards	614	632	(18)	(3)	594	565	527
Total loans held for investment	120,804	121,470	(666)	(1)	121,817	124,560	122,691
Allowance for loan and lease losses	(2,152)	(2,174)	(22)	(1)	(2,239)	(2,300)	(2,348)
Net loans held for investment	118,652	119,296	(644)	(1)	119,578	122,260	120,343
Goodwill	6,369	6,369	—	—	6,369	6,376	6,344
Other intangible assets	1,076	956	120	13	896	939	1,155
Other real estate owned	224	264	(40)	(15)	304	331	411
Other assets	6,886	6,899	(13)	—	7,374	7,753	7,604
Total assets[1]	$172,435	$173,442	($1,007)	(1)%	$173,181	$178,257	$178,226
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$38,593	$39,481	($888)	(2)%	$37,592	$37,394	$36,771
Interest-bearing consumer and commercial deposits:
NOW accounts	26,736	27,617	(881)	(3)	25,147	25,229	25,502
Money market accounts	42,231	42,846	(615)	(1)	41,395	41,740	42,683
Savings	5,769	5,314	455	9	5,189	5,191	5,134
Consumer time	9,281	9,569	(288)	(3)	9,941	10,581	11,306
Other time	5,125	5,353	(228)	(4)	5,634	6,010	6,322
Total consumer and commercial deposits	127,735	130,180	(2,445)	(2)	124,898	126,145	127,718
Brokered time deposits	2,080	2,136	(56)	(3)	2,198	2,208	2,284
Foreign deposits	100	—	100	NM	130	50	30
Total deposits	129,915	132,316	(2,401)	(2)	127,226	128,403	130,032
Funds purchased	605	617	(12)	(2)	680	847	908
Securities sold under agreements to repurchase	1,854	1,574	280	18	1,630	1,583	1,781
Other short-term borrowings	4,169	3,303	866	26	6,511	7,098	6,878
Long-term debt	9,331	9,357	(26)	—	10,765	13,076	11,894
Trading liabilities	1,348	1,161	187	16	1,458	1,782	1,554
Other liabilities	4,019	4,129	(110)	(3)	4,512	4,900	4,938
Total liabilities	151,241	152,457	(1,216)	(1)	152,782	157,689	157,985
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725	—	—	275	275	275
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,132	9,174	(42)	—	9,195	9,218	9,243
Retained earnings	11,133	10,817	316	3	10,491	9,443	9,198
Treasury stock, at cost, and other	(531)	(590)	(59)	(10)	(616)	(661)	(699)
Accumulated other comprehensive income	185	309	(124)	(40)	504	1,743	1,674
Total shareholders’ equity	21,194	20,985	209	1	20,399	20,568	20,241
Total liabilities and shareholders’ equity	$172,435	$173,442	($1,007)	(1)%	$173,181	$178,257	$178,226

Common shares outstanding	540,187	538,959	1,228	—%	538,821	538,398	538,056
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	7	7	—	—	3	3	3
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	9,734	10,962	(1,228)	(11)	11,100	11,522	11,865
1 Includes earning assets of $152,783, $151,223, $152,472, $153,939, and $154,950 at March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012, and March 31, 2012, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	March 31, 2013			December 31, 2012			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$53,763	$556	4.20%	$52,628	$575	4.34%	$1,135	(0.14)	$4,221	(0.66)
Commercial real estate	4,092	35	3.50	4,228	39	3.66	(136)	(0.16)	(645)	(0.22)
Commercial construction	663	6	3.75	701	6	3.63	(38)	0.12	(258)	(0.14)
Residential mortgages - guaranteed	4,079	27	2.62	4,606	29	2.49	(527)	0.13	(2,399)	(0.63)
Residential mortgages - nonguaranteed	22,386	238	4.25	22,917	248	4.32	(531)	(0.07)	440	(0.46)
Home equity products	14,363	129	3.64	14,639	135	3.66	(276)	(0.02)	(920)	(0.06)
Residential construction	615	7	4.61	659	8	5.01	(44)	(0.40)	(123)	(0.52)
Guaranteed student loans	5,397	52	3.92	5,773	55	3.78	(376)	0.14	(1,911)	(0.01)
Other direct	2,398	26	4.43	2,348	25	4.22	50	0.21	298	(0.02)
Indirect	10,996	96	3.53	10,883	101	3.70	113	(0.17)	884	(0.46)
Credit cards	617	15	9.52	605	14	9.50	12	0.02	72	(1.07)
Nonaccrual	1,513	11	2.91	1,600	9	2.26	(87)	0.65	(1,319)	1.86
Total loans	120,882	1,198	4.02	121,587	1,244	4.07	(705)	(0.05)	(1,660)	(0.34)
Securities available for sale:
Taxable	22,209	140	2.53	20,290	134	2.64	1,919	(0.11)	(2,041)	(0.61)
Tax-exempt - FTE [1]	294	4	5.22	328	4	5.27	(34)	(0.05)	(126)	(0.19)
Total securities available for sale	22,503	144	2.57	20,618	138	2.68	1,885	(0.11)	(2,167)	(0.60)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,092	—	0.04	980	—	0.08	112	(0.04)	361	0.01
Loans held for sale	3,752	31	3.29	3,769	28	2.94	(17)	0.35	1,103	(0.41)
Interest-bearing deposits	21	—	0.13	23	—	0.14	(2)	(0.01)	—	(0.08)
Interest earning trading assets	4,221	16	1.53	4,248	16	1.55	(27)	(0.02)	211	0.04
Total earning assets	152,471	1,389	3.69	151,225	1,426	3.75	1,246	(0.06)	(2,152)	(0.38)
Allowance for loan and lease losses	(2,178)			(2,238)			60		250
Cash and due from banks	4,462			8,048			(3,586)		(101)
Other assets	14,342			14,454			(112)		(551)
Noninterest earning trading assets	1,917			2,074			(157)		(343)
Unrealized gains on securities available for sale, net	794			947			(153)		(2,150)
Total assets	$171,808			$174,510			($2,702)		($5,047)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,383	$5	0.08%	$25,590	$5	0.08%	$793	—	$1,121	(0.02)
Money market accounts	42,995	15	0.15	42,452	18	0.17	543	(0.02)	506	(0.09)
Savings	5,527	1	0.06	5,231	1	0.08	296	(0.02)	667	(0.06)
Consumer time	9,421	27	1.16	9,731	29	1.17	(310)	(0.01)	(2,051)	(0.38)
Other time	5,245	18	1.37	5,489	18	1.31	(244)	0.06	(1,123)	(0.32)
Total interest-bearing consumer and commercial deposits	89,571	66	0.30	88,493	71	0.32	1,078	(0.02)	(880)	(0.16)
Brokered time deposits	2,087	13	2.61	2,152	15	2.71	(65)	(0.10)	(178)	(1.42)
Foreign deposits	83	—	0.15	114	—	0.17	(31)	(0.02)	74	0.02
Total interest-bearing deposits	91,741	79	0.35	90,759	86	0.38	982	(0.03)	(984)	(0.20)
Funds purchased	716	—	0.11	811	—	0.11	(95)	—	(155)	0.01
Securities sold under agreements to repurchase	1,705	1	0.19	1,668	1	0.21	37	(0.02)	71	0.05
Interest-bearing trading liabilities	723	4	2.21	719	4	2.12	4	0.09	192	0.48
Other short-term borrowings	3,721	3	0.29	5,057	4	0.32	(1,336)	(0.03)	(5,449)	0.09
Long-term debt	9,357	51	2.22	10,491	55	2.07	(1,134)	0.15	(1,999)	(0.91)
Total interest-bearing liabilities	107,963	138	0.52	109,505	150	0.54	(1,542)	(0.02)	(8,324)	(0.25)
Noninterest-bearing deposits	38,084			39,414			(1,330)		2,692
Other liabilities	4,048			4,322			(274)		155
Noninterest-bearing trading liabilities	596			639			(43)		(431)
Shareholders’ equity	21,117			20,630			487		861
Total liabilities and shareholders’ equity	$171,808			$174,510			($2,702)		($5,047)
Interest Rate Spread			3.17%			3.21%		(0.04)		(0.13)
Net Interest Income - FTE [1]		$1,251			$1,276
Net Interest Margin [2]			3.33%			3.36%		(0.03)		(0.16)

1 The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2012			June 30, 2012			March 31, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$51,923	$578	4.43%	$50,798	$578	4.58%	$49,542	$599	4.86%
Commercial real estate	4,525	41	3.56	4,582	42	3.65	4,737	44	3.72
Commercial construction	784	7	3.74	862	8	3.85	921	9	3.89
Residential mortgages - guaranteed	5,432	37	2.76	5,853	47	3.19	6,478	53	3.25
Residential mortgages -nonguaranteed	22,905	256	4.47	22,707	260	4.59	21,946	259	4.71
Home equity products	14,866	138	3.68	15,066	138	3.69	15,283	141	3.70
Residential construction	667	9	5.44	707	9	5.11	738	9	5.13
Guaranteed student loans	7,183	71	3.92	7,195	69	3.84	7,308	71	3.93
Other direct	2,266	25	4.35	2,186	24	4.37	2,100	23	4.45
Indirect	10,584	102	3.84	10,288	99	3.88	10,112	100	3.99
Credit cards	577	14	9.87	537	14	10.35	545	14	10.59
Nonaccrual	2,368	8	1.37	2,584	6	1.00	2,832	7	1.05
Total loans	124,080	1,286	4.12	123,365	1,294	4.22	122,542	1,329	4.36
Securities available for sale:
Taxable	20,424	140	2.74	22,569	176	3.13	24,250	190	3.14
Tax-exempt - FTE [1]	350	5	5.29	375	5	5.32	420	6	5.41
Total securities available for sale	20,774	145	2.78	22,944	181	3.16	24,670	196	3.17
Federal funds sold and securities borrowed or purchased under agreements to resell	952	—	0.05	924	—	0.01	731	—	0.03
Loans held for sale	3,294	29	3.48	3,352	31	3.65	2,649	25	3.70
Interest-bearing deposits	21	—	0.26	22	—	0.26	21	—	0.21
Interest earning trading assets	4,086	15	1.49	4,283	18	1.67	4,010	15	1.49
Total earning assets	153,207	1,475	3.83	154,890	1,524	3.96	154,623	1,565	4.07
Allowance for loan and lease losses	(2,193)			(2,323)			(2,428)
Cash and due from banks	4,579			4,721			4,563
Other assets	14,810			15,260			14,893
Noninterest earning trading assets	2,172			2,230			2,260
Unrealized gains on securities available for sale, net	2,707			3,137			2,944
Total assets	$175,282			$177,915			$176,855
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,810	$6	0.09%	$24,957	$6	0.10%	$25,262	$6	0.10%
Money market accounts	41,517	21	0.20	41,950	24	0.23	42,489	25	0.24
Savings	5,190	1	0.09	5,169	1	0.11	4,860	1	0.12
Consumer time	10,202	32	1.26	10,997	40	1.47	11,472	44	1.54
Other time	5,771	21	1.42	6,193	25	1.63	6,368	28	1.69
Total interest-bearing consumer and commercial deposits	87,490	81	0.37	89,266	96	0.43	90,451	104	0.46
Brokered time deposits	2,189	17	3.03	2,211	22	3.88	2,265	23	4.03
Foreign deposits	48	—	0.17	32	—	0.18	9	—	0.13
Total interest-bearing deposits	89,727	98	0.43	91,509	118	0.52	92,725	127	0.55
Funds purchased	701	—	0.11	810	—	0.11	871	—	0.10
Securities sold under agreements to repurchase	1,461	1	0.18	1,646	1	0.18	1,634	1	0.14
Interest-bearing trading liabilities	702	4	2.62	751	4	2.36	531	2	1.73
Other short-term borrowings	6,664	5	0.30	6,942	5	0.27	9,170	5	0.20
Long-term debt	11,734	66	2.23	13,657	90	2.65	11,356	88	3.13
Total interest-bearing liabilities	110,989	174	0.62	115,315	218	0.76	116,287	223	0.77
Noninterest-bearing deposits	37,863			36,619			35,392
Other liabilities	4,832			4,337			3,893
Noninterest-bearing trading liabilities	979			1,172			1,027
Shareholders’ equity	20,619			20,472			20,256
Total liabilities and shareholders’ equity	$175,282			$177,915			$176,855
Interest Rate Spread			3.21%			3.20%			3.30%
Net Interest Income - FTE [1]		$1,301			$1,306			$1,342
Net Interest Margin [2]			3.38%			3.39%			3.49%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended March 31
			Increase/(Decrease)
	2013	2012	Amount	%[4]
CREDIT DATA
Allowance for credit losses - beginning	$2,219	$2,505	($286)	(11)%
Provision for unfunded commitments	8	4	4	100
Provision for loan losses:
Commercial	64	38	26	68
Residential	112	258	(146)	(57)
Consumer	28	17	11	65
Total provision for loan losses	204	313	(109)	(35)
Charge-offs:
Commercial	(60)	(126)	(66)	(52)
Residential	(178)	(302)	(124)	(41)
Consumer	(35)	(35)	—	—
Total charge-offs	(273)	(463)	(190)	(41)
Recoveries:
Commercial	15	25	(10)	(40)
Residential	22	5	17	NM
Consumer	10	11	(1)	(9)
Total recoveries	47	41	6	15
Net charge-offs	(226)	(422)	(196)	(46)
Allowance for credit losses - ending	$2,205	$2,400	($195)	(8)%
Components:
Allowance for loan and lease losses	$2,152	$2,348	($196)	(8)%
Unfunded commitments reserve	53	52	1	2
Allowance for credit losses	$2,205	$2,400	($195)	(8)%
Net charge-offs to average loans (annualized):
Commercial	0.32%	0.72%	(0.40)%
Residential	1.48	2.57	(1.09)
Consumer	0.52	0.48	0.04
Total net charge-offs to total average loans	0.76%	1.38%	(0.62)%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$289	$815	($526)	(65)%
Residential	1,157	1,812	(655)	(36)
Consumer	21	22	(1)	(5)
Total nonaccrual/nonperforming loans	1,467	2,649	(1,182)	(45)
Other real estate owned (“OREO”)	223	411	(188)	(46)
Other repossessed assets	9	14	(5)	(36)
Nonperforming loans held for sale ("LHFS")	41	60	(19)	(32)
Total nonperforming assets	$1,740	$3,134	($1,394)	(44)%
Accruing restructured loans	$2,499	$2,750	($251)	(9)%
Nonaccruing restructured loans	655	714	(59)	(8)
Accruing loans past due > 90 days (guaranteed)	767	2,088	(1,321)	(63)
Accruing loans past due > 90 days (non-guaranteed)	56	64	(8)	(13)
Accruing LHFS past due > 90 days	2	3	(1)	(33)
Nonperforming loans to total loans	1.21%	2.16%	(0.95)%	(44)%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.44	2.54	(1.10)	(43)
Allowance to period-end loans[1,2]	1.79	1.92	(0.13)	(7)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.93	2.16	(0.23)	(11)
Allowance to nonperforming loans[1,2]	148	89	59	66
Allowance to annualized net charge-offs[1]	2.34x	1.38x	0.96x	70

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2013	2012	Amount	%[4]	2012	2012	2012
CREDIT DATA
Allowance for credit losses - beginning	$2,219	$2,289	($70)	(3)%	$2,350	$2,400	$2,505
Provision/(benefit) for unfunded commitments	8	(5)	13	NM	—	(2)	4
Provision for loan losses:
Commercial	64	27	37	NM	127	49	38
Residential	112	274	(162)	(59)	300	230	258
Consumer	28	32	(4)	(13)	23	23	17
Total provision for loan losses	204	333	(129)	(39)	450	302	313
Charge-offs:
Commercial	(60)	(111)	(51)	(46)	(126)	(94)	(126)
Residential	(178)	(315)	(137)	(43)	(425)	(274)	(302)
Consumer	(35)	(36)	(1)	(3)	(34)	(29)	(35)
Total charge-offs	(273)	(462)	(189)	(41)	(585)	(397)	(463)
Recoveries:
Commercial	15	43	(28)	(65)	55	31	25
Residential	22	10	12	NM	10	6	5
Consumer	10	11	(1)	(9)	9	10	11
Total recoveries	47	64	(17)	(27)	74	47	41
Net charge-offs	(226)	(398)	(172)	(43)	(511)	(350)	(422)
Allowance for credit losses - ending	$2,205	$2,219	($14)	(1)%	$2,289	$2,350	$2,400
Components:
Allowance for loan and lease losses	$2,152	$2,174	($22)	(1)%	$2,239	$2,300	$2,348
Unfunded commitments reserve	53	45	8	18	50	50	52
Allowance for credit losses	$2,205	$2,219	($14)	(1)%	$2,289	$2,350	$2,400
Net charge-offs to average loans (annualized):
Commercial	0.32%	0.46%	(0.14)%		0.49%	0.45%	0.72%
Residential	1.48	2.75	(1.27)		3.63	2.33	2.57
Consumer	0.52	0.53	(0.01)		0.46	0.38	0.48
Total net charge-offs to total average loans	0.76%	1.30%	(0.54)%		1.64%	1.14%	1.38%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$289	$294	($5)	(2)%	$482	$695	$815
Residential	1,157	1,228	(71)	(6)	1,225	1,742	1,812
Consumer	21	25	(4)	(16)	24	21	22
Total nonaccrual/nonperforming loans	1,467	1,547	(80)	(5)	1,731	2,458	2,649
OREO	223	264	(41)	(16)	304	331	411
Other repossessed assets	9	9	—	—	10	11	14
Nonperforming LHFS	41	37	4	11	40	—	60
Total nonperforming assets	$1,740	$1,857	($117)	(6)%	$2,085	$2,800	$3,134
Accruing restructured loans	$2,499	$2,501	($2)	—%	$2,640	$2,699	$2,750
Nonaccruing restructured loans	655	639	16	3	482	694	714
Accruing loans past due > 90 days (guaranteed)	767	722	45	6	1,041	2,082	2,088
Accruing loans past due > 90 days (non-guaranteed)	56	60	(4)	(7)	63	68	64
Accruing LHFS past due > 90 days	2	1	1	100	1,127	—	3
Nonperforming loans to total loans	1.21%	1.27%	(0.06)%	(5)%	1.42%	1.97%	2.16%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.44	1.52	(0.08)	(5)	1.71	2.24	2.54
Allowance to period-end loans[1,2]	1.79	1.80	(0.01)	(1)	1.84	1.85	1.92
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.93	1.95	(0.02)	(1)	2.02	2.07	2.16
Allowance to nonperforming loans[1,2]	148	142	6	4	130	94	89
Allowance to annualized net charge-offs[1]	2.34x	1.37x	0.97x	71	1.10x	1.64x	1.38x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$38	$921	$58	$1,017
Amortization	(6)	—	(5)	(11)
Mortgage servicing rights (“MSRs”) originated	—	83	—	83
Fair value changes due to inputs and assumptions	—	124	—	124
Other changes in fair value	—	(57)	—	(57)
Sale of MSRs	—	(1)	—	(1)
Balance, March 31, 2012	$32	$1,070	$53	$1,155
Balance, beginning of period	$17	$899	$40	$956
Amortization	(3)	—	(3)	(6)
MSRs originated	—	110	—	110
Fair value changes due to inputs and assumptions	—	90	—	90
Other changes in fair value	—	(74)	—	(74)
Balance, March 31, 2013	$14	$1,025	$37	$1,076

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	538,959	538,821	538,398	538,056	536,967
Common shares issued (exchanged) for employee benefit plans, stock option, and restricted stock activity	1,228	138	423	342	1,089
Balance, end of period	540,187	538,959	538,821	538,398	538,056

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net interest income	$1,221	$1,246	$1,271	$1,274	$1,311
Taxable-equivalent adjustment	30	30	30	32	31
Net interest income - FTE	1,251	1,276	1,301	1,306	1,342
Noninterest income	863	1,015	2,542	940	876
Total revenue - FTE	2,114	2,291	3,843	2,246	2,218
Securities gains, net	(2)	(1)	(1,941)	(14)	(18)
Total revenue - FTE excluding net securities gains [2]	$2,112	$2,290	$1,902	$2,232	$2,200
Efficiency ratio [3]	64.46%	65.93%	44.90%	68.83%	69.50%
Impact of excluding amortization of intangible assets	(0.29)	(0.30)	(0.43)	(0.50)	(0.48)
Tangible efficiency ratio [4]	64.17%	65.63%	44.47%	68.33%	69.02%
Total shareholders' equity	$21,194	$20,985	$20,399	$20,568	$20,241
Goodwill, net of deferred taxes of $169 million, $163 million, $159 million, $156 million, and $164 million, respectively	(6,200)	(6,206)	(6,210)	(6,220)	(6,180)
Other intangible assets, net of deferred taxes of $5 million, $7 million, $8 million, $10 million, and $14 million, respectively, and MSRs	(1,071)	(949)	(888)	(929)	(1,142)
MSRs	1,025	899	831	865	1,070
Tangible equity	14,948	14,729	14,132	14,284	13,989
Preferred stock	(725)	(725)	(275)	(275)	(275)
Tangible common equity	$14,223	$14,004	$13,857	$14,009	$13,714
Total assets	$172,435	$173,442	$173,181	$178,257	$178,226
Goodwill	(6,369)	(6,369)	(6,369)	(6,376)	(6,344)
Other intangible assets including MSRs	(1,076)	(956)	(896)	(939)	(1,155)
MSRs	1,025	899	831	865	1,070
Tangible assets	$166,015	$167,016	$166,747	$171,807	$171,797
Tangible equity to tangible assets [5]	9.00%	8.82%	8.48%	8.31%	8.14%
Tangible book value per common share [6]	$26.33	$25.98	$25.72	$26.02	$25.49

Total loans	$120,804	$121,470	$121,817	$124,560	$122,691
Government guaranteed loans	(9,205)	(9,609)	(10,646)	(12,911)	(13,633)
Loans held at fair value	(360)	(379)	(390)	(406)	(413)
Total loans, excluding government guaranteed and fair value loans	$111,239	$111,482	$110,781	$111,243	$108,645
Allowance to total loans, excluding government guaranteed and fair value loans [7]	1.93%	1.95%	2.02%	2.07%	2.16%
1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
4 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
5 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
6 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
7 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans, to exclude loans from the calculation that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2013	2012	% Change
Statements of Income:
Net interest income [1]	$602	$634	(5)%
FTE adjustment	—	—	—
Net interest income - FTE	602	634	(5)
Provision for credit losses [2]	99	155	(36)
Net interest income - FTE - after provision for credit losses	503	479	5
Noninterest income before securities gains	326	339	(4)
Securities gains, net	—	—	—
Total noninterest income	326	339	(4)
Noninterest expense before amortization/impairment of intangible assets/goodwill	669	721	(7)
Amortization/impairment of intangible assets/goodwill	5	10	(50)
Total noninterest expense	674	731	(8)
Income before provision for income taxes	155	87	78
Provision for income taxes	57	32	78
FTE adjustment	—	—	—
Net income including income attributable to noncontrolling interest	98	55	78
Less: net income attributable to noncontrolling interest	—	—	—
Net income	$98	$55	78

Total revenue - FTE	$928	$973	(5)
Selected Average Balances:
Total loans	$39,781	$41,513	(4)%
Goodwill	3,955	3,930	1
Other intangible assets excluding MSRs	41	73	(44)
Total assets	44,556	46,285	(4)
Consumer and commercial deposits	77,947	76,902	1
Performance Ratios:
Efficiency ratio	72.63%	75.15%
Impact of excluding amortization/impairment of intangible assets/goodwill	(2.80)	(3.65)
Tangible efficiency ratio	69.83%	71.50%
Other Information (End of Period): [3]
Assets under administration
Managed (discretionary) assets	$63,091	$63,950	(1)%
Non-managed assets	42,033	52,963	(21)
Total assets under administration	105,124	116,913	(10)
Brokerage assets	41,257	37,715	9
Total assets under advisement	$146,381	$154,628	(5)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]	Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2013	2012	% Change [4]
Statements of Income:
Net interest income [1]	$433	$424	2%
FTE adjustment	29	29	—
Net interest income - FTE	462	453	2
Provision for credit losses [2]	37	101	(63)
Net interest income - FTE - after provision for credit losses	425	352	21
Noninterest income before securities gains	337	363	(7)
Securities gains, net	—	—	—
Total noninterest income	337	363	(7)
Noninterest expense before amortization of intangible assets	425	486	(13)
Amortization of intangible assets	1	1	—
Total noninterest expense	426	487	(13)
Income - FTE - before provision for income taxes	336	228	47
Provision for income taxes	75	33	NM
FTE adjustment	29	29	—
Net income including income attributable to noncontrolling interest	232	166	40
Less: net income attributable to noncontrolling interest	4	8	(50)
Net income	$228	$158	44

Total revenue - FTE	$799	$816	(2)
Selected Average Balances:
Total loans	$53,044	$50,214	6%
Goodwill	2,414	2,414	—
Other intangible assets excluding MSRs	12	15	(20)
Total assets	66,226	63,599	4
Consumer and commercial deposits	46,182	45,688	1
Performance Ratios:
Efficiency ratio	53.28%	59.70%
Impact of excluding amortization of intangible assets	(1.26)	(1.74)
Tangible efficiency ratio	52.02%	57.96%
Other Information (End of Period): [3]
Managed (discretionary) assets under administration	$44,620	$43,443	3%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]	Reflects the assets under administration for Ridgeworth clients.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2013	2012	% Change [3]
Statements of Income:
Net interest income [1]	$127	$126	1%
FTE adjustment	—	—	—
Net interest income - FTE	127	126	1
Provision for credit losses [2]	90	166	(46)
Net interest income - FTE - after provision for credit losses	37	(40)	NM
Noninterest income before securities losses	198	157	26
Securities losses, net	—	—	—
Total noninterest income	198	157	26
Noninterest expense before amortization of intangible assets	271	333	(19)
Amortization of intangible assets	—	—	—
Total noninterest expense	271	333	(19)
Loss before benefit for income taxes	(36)	(216)	83
Benefit for income taxes	(15)	(86)	83
FTE adjustment	—	—	—
Net loss including income attributable to noncontrolling interest	(21)	(130)	84
Less: net income attributable to noncontrolling interest	—	—	—
Net loss	($21)	($130)	84

Total revenue - FTE	$325	$283	15
Selected Average Balances:
Total loans	$27,996	$30,796	(9)%
Goodwill	—	—	—
Other intangible assets excluding MSRs	—	—	—
Total assets	33,185	35,235	(6)
Consumer and commercial deposits	3,517	3,199	10
Performance Ratios:
Efficiency ratio	83.33%	117.88%
Impact of excluding amortization of intangible assets	—	—
Tangible efficiency ratio	83.33%	117.88%
Other Information:
Production Data
Channel mix
Retail	$4,735	$4,187	13%
Wholesale	1,180	1,321	(11)
Correspondent	2,926	2,165	35
Total production	$8,841	$7,673	15
Channel mix - percent
Retail	54%	55%
Wholesale	13	17
Correspondent	33	28
Total production	100%	100%
Purchase and refinance mix
Refinance	$7,111	$5,845	22
Purchase	1,730	1,828	(5)
Total production	$8,841	$7,673	15
Purchase and refinance mix - percent
Refinance	80%	76%
Purchase	20	24
Total production	100%	100%

Applications	$12,212	$16,676	(27)
Mortgage Servicing Data (End of Period):
Total loans serviced	$142,320	$155,351	(8)%
Total loans serviced for others	111,973	121,444	(8)
Net carrying value of MSRs	1,025	1,070	(4)
Ratio of net carrying value of MSRs to total loans serviced for others	0.915%	0.881%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2013	2012	% Change [2]
Statements of Income:
Net interest income	$59	$127	(54)%
FTE adjustment	1	2	(50)
Net interest income - FTE	60	129	(53)
Provision for credit losses [1]	(14)	(105)	87
Net interest income - FTE - after provision for credit losses	74	234	(68)
Noninterest (loss)/income before securities gains	—	(1)	100
Securities gains, net	2	18	(89)
Total noninterest income	2	17	(88)
Noninterest expense before amortization of intangible assets	(8)	(10)	20
Amortization of intangible assets	—	—	—
Total noninterest expense	(8)	(10)	20
Income - FTE - before provision for income taxes	84	261	(68)
Provision for income taxes	34	90	(62)
FTE adjustment	1	2	(50)
Net income including income attributable to noncontrolling interest	49	169	(71)
Less: net income attributable to noncontrolling interest	2	2	—
Net income	$47	$167	(72)

Total revenue - FTE	$62	$146	(58)
Selected Average Balances:
Total loans	$61	$19	NM
Securities available for sale	22,315	24,462	(9)
Other intangible assets excluding MSRs	—	3	(100)
Total assets	27,841	31,736	(12)
Consumer and commercial deposits	9	54	(83)
Other Information:
Duration of investment portfolio (in years)	3.3	2.5
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.8%	2.0%
Instantaneous 200 bp increase in rates over next 12 months	5.3%	3.3%
Instantaneous 25 bp decrease in rates over next 12 months	(1.1)%	(0.4)%

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions) (Unaudited)

	Three Months Ended March 31
	2013	2012	% Change [1]
Statements of Income:
Net interest income	$1,221	$1,311	(7)%
FTE adjustment	30	31	(3)
Net interest income - FTE	1,251	1,342	(7)
Provision for credit losses	212	317	(33)
Net interest income - FTE - after provision for credit losses	1,039	1,025	1
Noninterest income before securities gains	861	858	—
Securities gains, net	2	18	(89)
Total noninterest income	863	876	(1)
Noninterest expense before amortization/impairment of intangible assets/goodwill	1,357	1,530	(11)
Amortization/impairment of intangible assets/goodwill	6	11	(45)
Total noninterest expense	1,363	1,541	(12)
Income - FTE - before provision for income taxes	539	360	50
Provision for income taxes	151	69	NM
FTE adjustment	30	31	(3)
Net income including income attributable to noncontrolling interest	358	260	38
Less: net income attributable to noncontrolling interest	6	10	(40)
Net income	$352	$250	41

Total revenue - FTE	$2,114	$2,218	(5)
Selected Average Balances:
Total loans	$120,882	$122,542	(1)%
Goodwill	6,369	6,344	—
Other intangible assets excluding MSRs	53	91	(42)
Total assets	171,808	176,855	(3)
Consumer and commercial deposits	127,655	125,843	1
Performance Ratios:
Efficiency ratio	64.46%	69.50%
Impact of excluding amortization/impairment of intangible assets/goodwill	(0.29)	(0.48)
Tangible efficiency ratio	64.17%	69.02%
Other Information (End of Period):
Assets under administration
Managed (discretionary) assets	$107,711	$107,393	—%
Non-managed assets	42,033	52,963	(21)
Total assets under administration	149,744	160,356	(7)
Brokerage assets	41,257	37,715	9
Total assets under advisement	$191,001	$198,071	(4)

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.